Exhibit 99.1
Hi Team,

One of the reasons we’ve been so successful as a business is because of the incredible talent density we have at Sonder. We’ll always focus on how to attract and retain the best talent – that is the best way to ensure we build a lasting company through the ups and downs. But given market headwinds, the majority of stock options held by our valued colleagues are deeply underwater.

I’m happy to share that in response to this, we’re making a few changes to our employee equity program:

•We plan to offer all employees a voluntary, one-time opportunity to exchange existing underwater stock options with new stock option grants at the prevailing share price. This option exchange offer is still subject to final approval by our board of directors and we aim to share final terms and timing in the coming weeks. Once approved, it is expected that anyone eligible who wishes to participate in the exchange offer will be able to replace their underwater stock options for in-the-money stock options at a 1:1 ratio.

•Equity grants for performance will be done on an annual year-end cadence to align with market standard. Grants for promotions or extremely high potential employees won’t change from their semi-annual cadence.

•Until further notice all new equity grants will be in stock options rather than RSUs. This allows us to issue more units to our employees versus RSUs and better align our people’s success with our shareholder’s success. In addition, there are generally meaningful tax benefits that come from options vs RSUs.

•Moving forward, all options granted to new hires and promotions will be in numbers of stock options as opposed to in dollar amount of options. This methodology better ensures internal parity and consistency across all employees, regardless of market volatility. The number of options that each new hire or promoted employee receives is a predetermined range by employee level.

Our success as a business is only possible with our incredible people and culture. You are all the beating heart of this company. If you have any questions, please reach out to our Global Equity Team on equity or HRBP on the performance review.

Thank you for all of your hard work.

Francis

The option exchange program has not yet commenced and, subject to final approval by Sonder’s Board of Directors, will only be made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including an Offer to Exchange document, and other related materials filed with the Securities and Exchange Commission and sent to eligible participants. At the time the option exchange program begins, Sonder will provide eligible participants with written materials explaining the terms of the option exchange program. Eligible participants should read these written materials carefully when they become available because they will contain important information about the option exchange program. Sonder will also file these written materials with the Securities and Exchange Commission as part of a Tender Offer Statement upon commencement of the option exchange program. These materials will be available free of charge at www.sec.gov or by contacting Sonder’s Corporate Secretary at 500 E 84th Ave., Suite A-10, Thornton, CO, 80229.